Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2014, relating to the consolidated financial statements and financial statement schedules of Excel Trust, Inc. and subsidiaries, and the effectiveness of Excel Trust Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Excel Trust, Inc. for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, CA

May 14, 2014